EXHIBIT 21.1

List of Subsidiaries of the Company

Xian Tsining Housing Development Co., Ltd. (Xi’an city, China)

Xian New Land Development Co., Ltd. (Xi’an city, China)

Xian Haotai Housing Development Co., Ltd. (Xi’an city, China)